NEWS RELEASE
FOR IMMEDIATE RELEASE
                      Exhibit 99.1
CONTACTS:
Investor Relations                                                                           Trade Relations
Cameron Associates                                                                       Brian Wolfenden
Kevin McGrath                                                                                Director of Marketing Communications
(212) 245-4577                                                                                (603) 594-8585, ext. 3435
kevin@cameronassoc.com                                                           bwolfenden@presstek.com

PRESSTEK ANNOUNCES LISTING TRANSFER TO NASDAQ CAPITAL MARKET

GREENWICH, CT., April 19, 2012 – Presstek, Inc. (NASDAQ: PRST ), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced that its application to transfer the listing of its common stock from The NASDAQ Global Market® to The NASDAQ Capital Market® has been approved by NASDAQ. This transfer will be effective at the opening of business on April 20, 2012, and the Company's common stock will continue to trade under the symbol "PRST." The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market and listed companies must meet certain financial requirements and comply with NASDAQ's corporate governance requirements.

The Company also announced today that it will seek stockholder approval of an amendment to its Certificate of Incorporation to effect a reverse stock split in the range of 1-for-2 to 1-for-15 shares of common stock. The Board of Directors would retain discretion over whether to implement the reverse stock split and over the exact ratio of the reverse stock split. The reverse stock split would provide the Company with a means to cure its minimum bid price deficiency for continued listing on The NASDAQ Capital Market, if such action becomes necessary. The proposed reverse stock split will be voted upon at the annual meeting of stockholders to be held June 12, 2012.

Background

In October 2011, the Company announced that it received a letter from The NASDAQ Stock Market, dated October 24, 2011, notifying it that, for the 30 consecutive business days preceding the date of the letter, the bid price of the Company's common stock had closed below the $1.00 per share minimum bid price required for continued inclusion on The NASDAQ Global Market. To regain compliance with The NASDAQ Global Market continued listing requirements, the closing bid price of the Company's common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days. The Company was granted until April 23, 2012 to regain compliance. In anticipation of not meeting the minimum bid price continued listing requirement, the Company requested, and on April 17, 2012 received, approval from NASDAQ to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market. The Company will be afforded an additional period, ending October 22, 2012, to regain compliance with the minimum bid price rule while listed on The NASDAQ Capital Market. If compliance is not regained, NASDAQ will notify the Company of its determination to delist the Company's common stock, which decision may be appealed to a NASDAQ Listing Qualifications Panel.

On April 12, 2012 Presstek filed preliminary proxy materials with the Securities and Exchange Commission (SEC) and, subject to satisfaction of SEC requirements, intends to provide definitive proxy materials to stockholders by late April. Detailed information about the reverse stock split and other proposals to be voted on at the annual meeting of stockholders will be contained in the definitive proxy statement.

About Presstek:

Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions and PhD 830, a high resolution preheat, thermal CTP plate that offers run lengths of one million and more impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.

DI is a registered trademark of Presstek, Inc.

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's plan to seek stockholder authorization of a proposal enabling its board of directors, in its discretion, to effect a reverse stock split in a defined range and the Company's intention to utilize such reverse stock split as a potential means to regain compliance with The NASDAQ Capital Market minimum bid price requirement. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.